This term sheet, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This term sheet and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.

Subject to Completion Preliminary Term Sheet dated March 26, 2026

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-270004 and 333-270004-01

(To Prospectus dated April 13, 2023, Prospectus Supplement dated April 13, 2023, Product Supplement No. 2-I dated April 13, 2023 and Prospectus Addendum dated June 3, 2024)

Units $10 principal amount per unit CUSIP No. 48134V687	Pricing Date* Settlement Date* Maturity Date*	March , 2026 April , 2026 April , 2027
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

JPMorgan Chase Financial Company LLC

Market-Linked One Look Notes Linked to the First Nearby WTI Crude Oil Futures Contract (“CL1”)

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

●Maturity of approximately thirteen months

●If the Commodity Futures Contract is greater than or equal to 60.00% of the Starting Value, a return of [12.00% to 16.00%]

●If the Commodity Futures Contract is less than 60.00% of the Starting Value, 1-to-1 downside exposure to decreases in the Commodity Futures Contract from the Starting Value, with up to 100.00% of your principal at risk

●All payments occur at maturity and are subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes

●No periodic interest payments

●Investors in the notes should be willing to forgo interest payments and will be willing to accept the risk of losing some or all of their principal amount at maturity

●Limited secondary market liquidity, with no exchange listing

●The notes will be issued in denominations of whole “units”. Each unit will have a principal amount of $10.

The notes are being issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”) and are fully and unconditionally guaranteed by JPMorgan Chase & Co. Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet, “Additional Risk Factors” on page TS-8 of this term sheet, “Risk Factors” on page PS-11 of the accompanying product supplement, page S-2 of the accompanying prospectus supplement and Annex A of the accompanying prospectus addendum.

The initial estimated value of the notes, when the terms of the notes are set, will be provided in the final term sheet and is expected to be between $9.40 and $9.609 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “The Estimated Value of the Notes” on page TS-12 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)	$10.00	$
Underwriting discount(1)(2)	$0.15	$
	$0.05	$
Proceeds, before expenses, to JPMorgan Financial	$9.80	$

(1) For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor's household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution; Conflicts of Interest” below.

(2)The underwriting discount reflects a sales commission of $0.15 per unit ($0.10 per unit in the case of sales pursuant to footnote 1 above) and a structuring fee of $0.05.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

J.P. Morgan Securities LLC

March , 2026

Market-Linked One Look Notes
Linked to the First Nearby WTI Crude Oil Futures Contract (“CL1”), due April , 2027

Summary

The Market-Linked One Look Notes Linked to the First Nearby WTI Crude Oil Futures Contract, due April , 2027 (the “notes”) are our unsecured and unsubordinated obligations. Payments on the notes are fully and unconditionally guaranteed by JPMorgan Chase & Co. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all other unsecured and unsubordinated obligations of JPMorgan Financial from time to time outstanding. The guarantee of the notes will rank equally in right of payment with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co., except obligations that are subject to any priorities or preferences by law, and senior in right of payment to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of JPMorgan Financial, as issuer, and JPMorgan Chase & Co., as guarantor.

The notes provide you with a Digital Payment at maturity if the Ending Value of the Commodity Futures Contract, which is the official settlement price per barrel of West Texas Intermediate (“WTI”) light sweet crude oil traded on the New York Mercantile Exchange (the “NYMEX”), stated in U.S. dollars, of the first nearby month futures contract (subject to adjustment if the Observation Date falls on or after the last trading day of such contract), as displayed on the applicable Bloomberg page specified below (or any applicable successor page) (the “WTI Crude Oil Futures Contract”), is equal to or greater than the Threshold Value. If the Ending Value is less than the Threshold Value, you will have 1-to-1 downside exposure to decreases in the Commodity Futures Contract from the Starting Value, with up to 100.00% of the principal amount at risk. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Commodity Futures Contract, subject to our and JPMorgan Chase & Co.’s credit risk. See “Terms of the Notes” below.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This initial estimated value range was determined based on our, JPMorgan Chase & Co.’s and our other affiliates’ pricing models, which take into consideration JPMorgan Chase & Co.’s internal funding rate and the market prices for the hedging arrangements related to the notes. The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes.

The estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes.

Terms of the Notes
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Term:	Approximately thirteen months
Commodity Futures Contract:	The first nearby WTI Crude Oil Futures Contract (Bloomberg symbol: “CL1”)
Principal Amount:	$10.00 per unit
Starting Value:	The Contract Price of the Commodity Futures Contract on the pricing date.
Ending Value:

The Contract Price of the Commodity Futures Contract on the Observation Date; provided, if the Observation Date falls on or after the last trading day of the first nearby month futures contract for WTI crude oil, the Ending Value will be determined by reference to the Contract Price of the second nearby month futures contract for WTI crude oil.

Contract Price:

On any day, the official settlement price per barrel on the NYMEX of the first nearby month futures contract for WTI crude oil, stated in U.S. dollars, as made public by the NYMEX and displayed on the Bloomberg Professional® service (“Bloomberg”) under the symbol “CL1” on that day; provided that if such day falls on or after the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the official settlement price per barrel on the NYMEX of the second nearby month futures contract for WTI crude oil, as made public by the NYMEX and displayed on the Bloomberg Professional® service (“Bloomberg”) under the symbol “CL2” on that day

Digital Payment:	[$1.20 to $1.60] per unit, which represents a return of [12.00% to 16.00%] over the principal amount. The actual Digital Payment will be determined on the pricing date.
Threshold Value:	60.00% of the Starting Value
Observation Date†:	April , 2027
Maturity Date†:	April , 2027
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page. The underwriting discount reflects a sales commission of $0.15 per unit and a structuring fee of $0.05.
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”), an affiliate of JPMorgan Financial.

†Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Commodity or Commodity Futures Contract” and “General Terms

Market-Linked One Look Notes	TS-1

Market-Linked One Look Notes
Linked to the First Nearby WTI Crude Oil Futures Contract (“CL1”), due April , 2027

of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement and in “Selected Risk Considerations — Risks Relating to the Notes Generally — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” in this term sheet.

Market-Linked One Look Notes	TS-2

Market-Linked One Look Notes
Linked to the First Nearby WTI Crude Oil Futures Contract (“CL1”), due April , 2027

Redemption Amount Determination

Notwithstanding anything to the contrary in the accompanying product supplement, the Redemption Amount will be determined as set forth in this term sheet. On the maturity date, you will receive a cash payment per unit determined as follows:

You will lose all or a significant portion of the principal amount of the notes if the Ending Value is less than the Threshold Value.

Market-Linked One Look Notes	TS-3

Market-Linked One Look Notes
Linked to the First Nearby WTI Crude Oil Futures Contract (“CL1”), due April , 2027

The terms and risks of the notes are contained in this term sheet and in the following:

Product supplement No. 2-I dated April 13, 2023:
https://www.sec.gov/Archives/edgar/data/19617/000121390023029567/ea151907_424b2.pdf

￭Prospectus supplement and prospectus, each dated April 13, 2023:
https://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

￭Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

These documents (together with this preliminary term sheet, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, JPMorgan Chase & Co. and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to JPMorgan Financial, and not to JPMorgan Chase & Co.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

￭You anticipate that the Ending Value will not be less than the Threshold Value.

￭You accept that the return on the notes will be limited to the return represented by the Digital Payment.

￭You are willing to risk a loss of principal if the WTI Crude Oil Futures Contract decreases from the Starting Value to an Ending Value that is below the Threshold Value.

￭You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.

￭You are willing to forgo the rights and benefits of owning the WTI Crude Oil Futures Contract or the related commodity.

￭You are willing to accept a limited or no market for sales of the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and JPMorgan Chase & Co.’s actual and perceived creditworthiness, JPMorgan Chase & Co.’s internal funding rate and fees and charges on the notes.

￭You are willing to assume our credit risk, as issuer of the notes, and JPMorgan Chase & Co.’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

￭You believe that the WTI Crude Oil Futures Contract will decrease from the Starting Value to an Ending Value that is below the Threshold Value or that it will increase by more than the return represented by the Digital Payment.

￭You seek an uncapped return on your investment.

￭You seek 100% principal repayment at maturity or preservation of capital.

￭You seek interest payments or other current income on your investment.

￭You want to receive the rights and benefits of owning the WTI Crude Oil Futures Contract or the related commodity.

￭You seek an investment for which there will be a liquid secondary market.

￭You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take JPMorgan Chase & Co.’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

Market-Linked One Look Notes	TS-4

Market-Linked One Look Notes
Linked to the First Nearby WTI Crude Oil Futures Contract (“CL1”), due April , 2027

Hypothetical Payout Profile and Examples of Payments at Maturity

The graph below is based on hypothetical numbers and values.

Market-Linked One Look Notes

Note Performance
Market Measure Performance
100.00%
80.00%
60.00%
40.00%
20.00%
0.00%
-20.00%
-40.00%
-60.00%
-80.00%
-100.00%
Note Return to Maturity
-100%
-90%
-80%
-70%
-60%
-50%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%
Percentage Change from the Starting Value to the Ending Value

This graph reflects the returns on the notes, based on the Threshold Value of 60.00% of the Starting Value and a hypothetical Digital Payment of $1.40 per unit (the midpoint of the Digital Payment range of [$1.20 to $1.60] per unit). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the WTI Crude Oil Futures Contract.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100.00, a hypothetical Threshold Value of 60.00, a hypothetical Digital Payment of $1.40 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value and Digital Payment, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual levels of the Commodity Futures Contract, see “The WTI Crude Oil Futures Contract” section below. In addition, all payments on the notes are subject to issuer and guarantor credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
10.00	-90.00%	$1.00	-90.00%
20.00	-80.00%	$2.00	-80.00%
30.00	-70.00%	$3.00	-70.00%
40.00	-60.00%	$4.00	-60.00%
50.00	-50.00%	$5.00	-50.00%
59.00	-41.00%	$5.90	-41.00%
60.00(1)	-40.00%	$11.40(3)	11.40%
70.00	-30.00%	$11.40	11.40%
80.00	-20.00%	$11.40	11.40%
90.00	-10.00%	$11.40	11.40%
100.00(2)	0.00%	$11.40	11.40%
105.00	5.00%	$11.40	11.40%
110.00	10.00%	$11.40	11.40%
120.00	20.00%	$11.40	11.40%
130.00	30.00%	$11.40	11.40%
140.00	40.00%	$11.40	11.40%
150.00	50.00%	$11.40	11.40%
160.00	60.00%	$11.40	11.40%

1)This is the hypothetical Threshold Value.

2)The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Commodity Futures Contract.

3)This amount represents the sum of the principal amount and the hypothetical Digital Payment of $1.40 per unit. Your investment return is limited to the return represented by the Digital Payment.

Market-Linked One Look Notes	TS-5

Market-Linked One Look Notes
Linked to the First Nearby WTI Crude Oil Futures Contract (“CL1”), due April , 2027

Redemption Amount Calculation Examples:

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 60.00 Ending Value: 50.00
= $5.00 Redemption Amount per unit
Example 2
The Ending Value is 90.00, or 90.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 60.00
Ending Value: 90.00 $10.00 + $1.40 = $11.40 Redemption Amount per unit, the principal amount plus the Digital Payment, since the Ending Value is equal to or greater than the Threshold Value.

Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00

Threshold Value: 60.00

Ending Value: 130.00

$10.00 + $1.40 = $11.40 Redemption Amount per unit, the principal amount plus the Digital Payment, since the Ending Value is equal to or greater than the Threshold Value.

In this example, even though the Ending Value is significantly greater than the Digital Payment percentage, your return on the notes will be limited to the return represented by the Digital Payment.

Market-Linked One Look Notes	TS-6

Market-Linked One Look Notes
Linked to the First Nearby WTI Crude Oil Futures Contract (“CL1”), due April , 2027

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-11 of the accompanying product supplement, page S-2 of the prospectus supplement and Annex A of the prospectus addendum identified above. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

￭Depending on the performance of the Commodity Futures Contract as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal. If the Ending Value is less than the Threshold Value, you will lose up to 100% of the principal amount of your notes.

￭Your maximum gain on the notes is limited to the Digital Payment. If the Ending Value is greater than or equal to the Threshold Value, you will receive at maturity a return equal to the Digital Payment per unit, regardless of any appreciation of the Commodity Futures Contract, which may be significant.

￭Payments on the notes will not reflect changes in the value of the Commodity Futures Contract other than on the Observation Date. As a result, even if the level of the Commodity Futures Contract increases during the term of the notes, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value on the Observation Date, even if the level of the Commodity Futures Contract was always greater than the Threshold Value prior to the Observation Date.

￭Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

￭Your investment return may be less than a comparable investment directly in the Commodity Futures Contract or the related commodity.

￭Payments on the notes are subject to the credit risk of JPMorgan Financial, as issuer, and the credit risk of JPMorgan Chase & Co., as guarantor, and any actual or perceived changes in our or JPMorgan Chase & Co.’s creditworthiness are expected to affect the value of the notes. If we and JPMorgan Chase & Co. become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

￭As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.

￭We may accelerate your notes if a commodity hedging disruption even occurs. If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement.

Valuation- and Market-related Risks

￭The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this term sheet.

￭The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and

Market-Linked One Look Notes	TS-7

Market-Linked One Look Notes
Linked to the First Nearby WTI Crude Oil Futures Contract (“CL1”), due April , 2027

other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this term sheet.

￭The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this term sheet.

￭We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

￭Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

￭The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Commodity Futures Contract.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Valuation- and Market-related Risks — The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount” in the accompanying product supplement.

￭A trading market is not expected to develop for the notes. None of us, JPMorgan Chase & Co., JPMS or MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

￭Our hedging and trading activities (including trades related to the WTI Crude Oil Futures Contract or the related commodity) and any hedging and trading activities we, JPMorgan Chase & Co., JPMS or MLPF&S or our other or their affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

￭There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.

Commodity Futures Contract-related Risks

￭Ownership of the notes will not entitle you to any rights with respect to the WTI Crude Oil Futures Contract or the related commodity.

￭An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.

￭Suspensions or disruptions of trading in the WTI Crude Oil Futures Contract or the related commodity may adversely affect the value of the notes.

￭Changes in the exchange methodology related to the WTI Crude Oil Futures Contract may adversely affect the value of the notes prior to maturity.

￭The notes will not be regulated by the U.S. Commodity Futures Trading Commission.

￭Legal and regulatory changes could adversely affect the return on and value of your notes.

Tax-related Risks

Market-Linked One Look Notes	TS-8

Market-Linked One Look Notes
Linked to the First Nearby WTI Crude Oil Futures Contract (“CL1”), due April , 2027

￭The U.S. federal income tax consequences of the notes are uncertain and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “Material U.S. Federal Income Tax Consequences” beginning on page PS-67 of the accompanying product supplement.

Market-Linked One Look Notes	TS-9

Market-Linked One Look Notes
Linked to the First Nearby WTI Crude Oil Futures Contract (“CL1”), due April , 2027

Additional Risk Factors

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

The notes are linked to the WTI Crude Oil Futures Contract, and not to a diverse basket of commodities or a broad-based commodity index. The price of the WTI Crude Oil Futures Contract may not correlate to the prices of commodities generally and may diverge significantly from the prices of commodities generally. Because the notes are linked to the prices of a single commodities futures contract, they carry greater risk and may be more volatile than securities linked to the prices of a larger number of commodities or a broad-based commodity index. In addition, the prices of many individual commodities, including the WTI Crude Oil Futures Contract, have recently been highly volatile and there can be no assurance that the volatility will lessen. In addition, the prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly. For example, in April 2020, a collapse of demand for fuel contributed to an oversupply of crude oil that rapidly filled most available oil storage facilities. Storage shortages meant that market participants that had contracted to buy and take delivery of crude oil were at risk of default under the terms of the May 2020 NYMEX WTI crude oil futures contract. The scarcity of storage resulted in some market participants selling their futures contracts at a negative price (effectively paying another market participant to accept delivery of the crude oil referenced by the relevant contracts). As a result, for the first time in history, crude oil futures contracts traded below zero. On April 20, 2020, the last trading day before expiration of the May 2020 WTI crude oil futures contract, prices of that contract fell to negative $37.63. If the underlying commodity reaches a near-zero, zero or negative price, the value of the securities could be adversely affected and, if the final commodity price is near zero, zero or negative, you will lose a significant portion or all of your initial investment in the securities.

The price movements in the WTI Crude Oil Futures Contract may not correlate with changes in WTI crude oil’s spot price.

The WTI Crude Oil Futures Contract is a futures contract for WTI crude oil that trades on the NYMEX. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, a commodity futures contract is typically an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period. A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future. In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of the commodity.

The notes are linked to the WTI Crude Oil Futures Contract and not to the spot price of WTI crude oil, and an investment in the notes is not the same as buying and holding WTI crude oil. While price movements in the WTI Crude Oil Futures Contract may correlate with changes in WTI crude oil’s spot price, the correlation will not be perfect and price movements in the spot market for WTI crude oil may not be reflected in the futures market (and vice versa). Accordingly, an increase in the spot price of WTI crude oil may not result in an increase in the price of the WTI Crude Oil Futures Contract. The price of the WTI Crude Oil Futures Contract may decrease while the spot price for WTI crude oil remains stable or increases, or does not decrease to the same extent. Consequently, the value of the notes may be adversely affected.

The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the WTI Crude Oil Futures Contract.

The price movements in the WTI Crude Oil Futures Contract may not be reflected in the market value of the notes. If you are able to sell your notes, the price you receive could be affected by changes in the values of futures contracts for WTI crude oil that have more distant delivery dates than the WTI Crude Oil Futures Contract. The prices for these distant-delivery futures contracts may not increase to the same extent as the prices of the WTI Crude Oil Futures Contract, or may decrease to a greater extent, which may adversely affect the value of the notes.

Crude oil prices can be volatile as a result of various factors that we cannot control, and this volatility may reduce the market value of the notes.

Historically, oil prices have been highly volatile. They are affected by numerous factors, including oil supply and demand, the level of global industrial activity, the driving habits of consumers, public health, political events and policies, regulations, weather, fiscal, monetary and exchange control programs, and, especially, direct government intervention such as embargoes, and supply disruptions in major producing or consuming regions such as the Middle East, the United States, Latin America, and Russia. The outcome of meetings of the Organization of Petroleum Exporting Countries also can affect liquidity and world oil supply and, consequently, the value of the WTI Crude Oil Futures Contract. Market expectations about these events and speculative activity also may cause oil prices to fluctuate unpredictably. If the volatility of the WTI Crude Oil Futures Contract increases or decreases, the market value of the notes may be adversely affected.

Furthermore, a significant proportion of world oil production capacity is controlled by a small number of producers. These producers have, in certain recent periods, implemented curtailments of output and trade. These efforts at supply curtailment, or the cessation of supply, could affect the value of the WTI Crude Oil Futures Contract. Additionally, the development of substitute products for oil could adversely affect the value of the WTI Crude Oil Futures Contract and the value of the notes.

Market-Linked One Look Notes	TS-10

Market-Linked One Look Notes
Linked to the First Nearby WTI Crude Oil Futures Contract (“CL1”), due April , 2027

The WTI Crude Oil Futures Contract

All disclosures contained in this term sheet regarding the WTI Crude Oil Futures Contract have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the NYMEX. The consequences of the NYMEX discontinuing publication or determination of the WTI Crude Oil Futures Contract are discussed in the section entitled “The Underlyings—Commodity Futures Contracts—Discontinuation of Trading of a Commodity Futures Contract on Its Relevant Exchange; Alternative Method of Calculation” in the accompanying product supplement. None of us, JPMorgan Chase & Co., JPMS or MLPF&S accepts any responsibility for the calculation, maintenance or publication of the WTI Crude Oil Futures Contract or any successor.

The Futures Market

An exchange-traded futures contract, such as the WTI Crude Oil Futures Contract, provides for the future purchase and sale of a specified type and quantity of a commodity, at a particular price and on a specific date. Futures contracts are standardized so that each investor trades contracts with the same requirements as to quality, quantity, and delivery terms. Rather than settlement by physical delivery of the commodity, futures contracts may be settled for the cash value of the right to receive or sell the specified commodity on the specified date. Exchange-traded futures contracts are traded on organized exchanges such as the NYMEX, known as “contract markets,” through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house.

The WTI Crude Oil Futures Contract

Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel. The price of WTI crude oil to which the return on the notes is linked is based on the official settlement price per barrel of West Texas Intermediate light sweet crude oil on the NYMEX of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX on such date, provided that if such date falls on or after the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract on such date.

The following graph shows the daily historical performance of the first nearby month futures contract for WTI light sweet crude oil in the period from January 1, 2016 through March 25, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy of completeness of the information obtained from Bloomberg L.P. On March 25, 2026, the closing price of the first nearby month futures contract for WTI light sweet crude oil was $90.32.

This historical data on the WTI Crude Oil Futures Contract is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the value of the WTI Crude Oil Futures Contract during any period set forth above is not an indication that the value of the WTI Crude Oil Futures Contract is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the values of the WTI Crude Oil Futures Contract.

Market-Linked One Look Notes	TS-11

Market-Linked One Look Notes
Linked to the First Nearby WTI Crude Oil Futures Contract (“CL1”), due April , 2027

Supplement to the Plan of Distribution; Conflicts of Interest

See “Plan of Distribution (Conflicts of Interest)” on page PS-77 of the accompanying product supplement.

JPMS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will purchase the notes from JPMS for resale and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet. MLPF&S will offer the notes at the public offering price set forth on the cover page hereto.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of MLPF&S has an ownership interest in LFT Securities, LLC.

JPMS has a “conflict of interest” within the meaning of FINRA Rule 5121 in any offering of the notes in which it participates because JPMorgan Chase & Co. owns, directly or indirectly, all of the outstanding equity securities of JPMS, because JPMS and JPMorgan Financial are under common control by JPMorgan Chase & Co. and because the net proceeds received from the sale of the notes will be used, in part, by JPMS or its affiliates in connection with hedging the Issuer’s obligations under the notes. The offer and sale of the notes by JPMS will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in a public offering of notes of an affiliate. In accordance with FINRA Rule 5121, neither JPMS nor any other affiliated underwriter, agent or dealer of the Issuer may sell the notes to any of its discretionary accounts without the specific written approval of the customer.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 10,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Valuation- and Market-related Risks — The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates.

The value of the notes shown on your account statement will be based on JPMS’ estimate of the value of the notes if JPMS were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that JPMS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in any secondary market.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

●the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

●a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

●a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Market-Linked One Look Notes	TS-12

Market-Linked One Look Notes
Linked to the First Nearby WTI Crude Oil Futures Contract (“CL1”), due April , 2027

Please contact your MLPF&S financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Market-Linked One Look Notes	TS-13

Market-Linked One Look Notes
Linked to the First Nearby WTI Crude Oil Futures Contract (“CL1”), due April , 2027

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile and Examples of Payments at Maturity” in this term sheet for an illustration of the risk-return profile of the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account the Issuer’s internal secondary market funding rates for structured debt issuances, and, also, because secondary market prices (a) exclude referral fees, if any, and structuring fees, if any, and (b) may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See “Risk Factors — Valuation- and Market-related Risks — Secondary trading may be limited.” in the accompanying product supplement for additional information about additional factors that will impact any secondary market prices of the notes.

Market-Linked One Look Notes	TS-14

Market-Linked One Look Notes
Linked to the First Nearby WTI Crude Oil Futures Contract (“CL1”), due April , 2027

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Valuation- and Market-related Risks” in this term sheet. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Valuation- and Market-related Risks” in this term sheet.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Valuation- and Market-related Risks” in this term sheet.

Market-Linked One Look Notes	TS-15

Market-Linked One Look Notes
Linked to the First Nearby WTI Crude Oil Futures Contract (“CL1”), due April , 2027

Summary Tax Consequences

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Latham & Watkins LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In particular, it is possible that the IRS could assert that Section 1256 of the Code should apply to your notes. If Section 1256 were to apply to your notes, gain or loss recognized with respect to your notes would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the notes. You would also be required to mark your notes to market at the end of each year (i.e., recognize income as if the Notes had been sold for fair market value). In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

Market-Linked One Look Notes	TS-16

Market-Linked One Look Notes
Linked to the First Nearby WTI Crude Oil Futures Contract (“CL1”), due April , 2027

Where You Can Find More Information

We and JPMorgan Chase & Co. have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and JPMorgan Chase & Co. have filed with the SEC, for more complete information about us, JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or by calling MLPF&S toll-free at 1-800-294-1322.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement. This term sheet, together with the documents listed on page TS-3 of this term sheet, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this term sheet, “we,” “us” and “our” refer to JPMorgan Financial.

Market-Linked One Look Notes	TS-17

Market-Linked One Look Notes
Linked to the First Nearby WTI Crude Oil Futures Contract (“CL1”), due April , 2027

General Terms of the Notes

Postponement of an Observation Date

Notes linked to a Single Underlying

If the date on which the value of the Commodity Futures Contract is to be referenced in the determination of any payment on the notes (the “Observation Date”) is a Disrupted Day (as defined below), the applicable Observation Date will be postponed to the immediately succeeding scheduled trading day (as defined below) that is not a Disrupted Day.

In no event, however, will any Observation Date be postponed to a date that is after the applicable Final Disrupted Observation Date. If an Observation Date is or has been postponed to the applicable Final Disrupted Observation Date and that day is a Disrupted Day, the calculation agent will determine the Underlying Value (as defined below) for that Observation Date on that Final Disrupted Observation Date using the calculation agent’s good faith estimate of the official settlement price, offer price or fixing price, as applicable, on that Final Disrupted Observation Date that would have prevailed but for that Disrupted Day.

For purposes of this “— Notes Linked to a Single Underlying” section, with respect to a Observation Date, unless otherwise specified in the relevant term sheet, the “Final Disrupted Observation Date” means the fifth scheduled trading day after that Observation Date, as originally scheduled, provided that, for notes with a maturity of one year or less, the relevant term sheet may specify that the applicable Final Disrupted Observation Date will be the earlier of:

(a) the fifth scheduled trading day after that Observation Date, as originally scheduled; and

(b) the last date that could serve as the final Observation Date without causing the maturity date to be more than one year (counting for this purpose either the issue date or the last possible date that the notes could be outstanding, but not both) after the issue date.

In this Annex A, “Underlying Value” of the Commodity Futures Contract refers to the Contract Price.

Additional Defined Terms

A “Disrupted Day” means a day that is not a trading day with respect to the Underlying or a day on which a market disruption event occurs or is continuing with respect to the Underlying.

A “scheduled trading day” is a day, as determined by the calculation agent, on which the relevant exchange is scheduled to open for trading for its regular trading session with respect to the Underlying or successor commodity futures contract, as applicable.

A “trading day” is, a day, as determined by the calculation agent, on which trading is generally conducted on the relevant exchange with respect to the Underlying.

Unless otherwise specified in the relevant term sheet, “relevant exchange” means the New York Mercantile Exchange (the “NYMEX”) or the primary exchange or market of trading related to the Commodity Futures Contract or its successor commodity futures contract, as applicable, or any options contracts relating to the Commodity Futures Contract or its successor commodity futures contract, as applicable

All references to the NYMEX with respect to the Commodity Futures Contract will also be deemed to refer to any relevant successor exchange with respect to the Commodity Futures Contract.

Consequences of a Commodity Hedging Disruption Event

If a commodity hedging disruption event occurs, the Issuer will have the right, but not the obligation, to adjust the timing and amount of any payment on the notes as described below.

A “commodity hedging disruption event,” unless otherwise specified in the relevant term sheet, means that:

(a)due to (i) the adoption of, or any change in, any applicable law, regulation, rule or order (including, without limitation, any tax law); or (ii) the promulgation of, or any change in, the interpretation, application, exercise or operation by any court, tribunal, regulatory authority, exchange or trading facility or any other relevant entity with competent jurisdiction of any applicable law, rule, regulation, order, decision or determination (including, without limitation, as implemented by the CFTC or any exchange or trading facility), in each case occurring on or after the pricing date, the calculation agent determines in good faith that it is contrary (or upon adoption, it will be contrary) to that law, rule, regulation, order, decision or determination for the Issuer to purchase, sell, enter into, maintain, hold, acquire or dispose of its or its affiliates’ hedge positions, including (without limitation) if those hedge positions (in whole or in part) are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards that limit); or

Market-Linked One Look Notes	A-1

Market-Linked One Look Notes
Linked to the First Nearby WTI Crude Oil Futures Contract (“CL1”), due April , 2027

(b)for any reason, the Issuer or its affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) the calculation agent deems necessary to hedge the risk of entering into and performing the Issuer’s commodity-related obligations with respect to the notes, or (ii) realize, recover or remit the proceeds of any of those transaction(s) or asset(s).

“Hedge positions” means one or more (A) positions or contracts in securities, options, futures, derivatives or foreign exchange or (B) other instruments or arrangements, in each case, in order to hedge the Issuer’s obligations under the notes (in the aggregate on a portfolio basis or incrementally on a trade by trade basis).

Acceleration of the Notes

If a commodity hedging disruption event occurs, the Issuer will have the right, but not the obligation, to accelerate the payment on the notes. If a commodity hedging disruption event occurs and the Issuer chooses to exercise this right, (a) the Issuer will provide, or cause the calculation agent to provide, written notice of the Issuer’s election to exercise this right to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC, as holder of the notes, (b) the amount due and payable per note upon early acceleration will be determined by the calculation agent in good faith and in a commercially reasonable manner on the date on which the Issuer (or the calculation agent) delivers notice of acceleration and (c) that amount will be payable on the fifth business day following the date on which the Issuer (or the calculation agent) delivers notice of acceleration, and the maturity date will be accelerated to that fifth business day.

The Issuer will provide, or will cause the calculation agent to provide, written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days prior to the date on which payment is due.

The Commodity Futures Contract

Reference Price of a Commodity Futures Contract

Unless otherwise specified in the relevant term sheet, the “Contract Price” of the Commodity Futures Contract or any relevant successor commodity futures contract (as defined below) on any relevant day will be the official settlement price of West Texas Intermediate light sweet crude oil on the NYMEX of the Relevant Contract, stated in U.S. dollars per barrel, as made public by the NYMEX and displayed on the applicable Bloomberg page that displays the price effective as of that day.

The “Relevant Contract” means the first near futures contract, provided that if the Contract Price is being determined on the last trading day of the first near futures contract (all pursuant to the relevant exchange’s rules), then the second near futures contract.

The Bloomberg pages for the Commodity Futures Contract are set forth in the table below:

Commodity Futures Contract	First Near Futures Contract Bloomberg Page	Second Near Futures Contract Bloomberg Page
WTI Crude Oil	CL1	CL2

Market Disruption Events for a Commodity Futures Contract

With respect to the Commodity Futures Contract or any relevant successor commodity futures contract, a “market disruption event,” unless otherwise specified in the relevant term sheet, means:

●any suspension of or limitation imposed on trading in the Commodity Futures Contract (or the relevant successor commodity futures contract) on the relevant exchange or any other event that disrupts or impairs the ability of market participants in general to affect transactions in, or obtain market values for, the Commodity Futures Contract (or the relevant successor commodity futures contract) on the relevant exchange, in each case which the calculation agent determines is material;

●all trading in the Commodity Futures Contract (or the relevant successor commodity futures contract) is suspended for the entire day;

●all trading in that the Commodity Futures Contract (or the relevant successor commodity futures contract) is suspended (which term, for the avoidance of doubt, will not include, for purposes of this bullet point, the Commodity Futures Contract (or the relevant successor commodity futures contract)being bid or offered at the limit price) subsequent to the opening of trading on that day, and trading does not recommence at least ten minutes prior to the actual closing time of the regular trading session of the Commodity Futures Contract (or the relevant successor commodity futures contract)on that day; or

●if the relevant exchange establishes limits on the range within which the price of the Commodity Futures Contract (or the relevant successor commodity futures contract) may fluctuate, the settlement price of the Commodity Futures Contract (or the relevant successor commodity futures contract) is at the upper or lower limit of that range on that day, in each case as determined by the calculation agent in its sole discretion; and

Market-Linked One Look Notes	A-2

Market-Linked One Look Notes
Linked to the First Nearby WTI Crude Oil Futures Contract (“CL1”), due April , 2027

●a determination by the calculation agent in its sole discretion that the applicable event described above materially interfered with the Issuer’s ability or the ability of any of its affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

Discontinuation of Trading of the Commodity Futures Contract on Its Relevant Exchange; Alternative Method of Calculation

If the relevant exchange of the Commodity Futures Contract discontinues trading in the Commodity Futures Contract and the price of another commodity futures contract that references the same commodity is quoted on the relevant exchange or any other exchange and is determined by the calculation agent, in its sole discretion, to be substantially similar to the discontinued Commodity Futures Contract (such replacement commodity futures contract will be referred to herein as a “successor commodity futures contract”), then the Contract Price for the discontinued Commodity Futures Contract on any Observation Date or any other relevant date on which the Contract Price is to be determined will be determined by reference to the official settlement price of that successor commodity futures contract at the close of trading on that relevant exchange for that successor commodity futures contract on that day.

Upon any selection by the calculation agent of a successor commodity futures contract, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, the Issuer, the Guarantor (if applicable) and DTC, as holder of the notes.

If the relevant exchange discontinues trading in the Commodity Futures Contract prior to, and that discontinuation is continuing on, any Observation Date or any other relevant date on which the Contract Price is to be determined, and the calculation agent determines, in its sole discretion, that no successor commodity futures contract is available at that time, or if the calculation agent has previously selected a successor commodity futures contract and trading in that successor commodity futures contract is discontinued prior to, and that discontinuation is continuing on, that Observation Date or that other relevant date, then the calculation agent will determine the Contract Price for the Commodity Futures Contract or successor commodity futures contract, as applicable, for that date; provided that, if the calculation agent determines that no successor commodity futures contract exists for the discontinued Commodity Futures Contract, the Contract Price for the Commodity Futures Contract be the settlement price that the calculation agent, in its sole discretion, determines to be fair and commercially reasonable under the circumstances at approximately 10:00 a.m., New York City time, on the date following the relevant Observation Date or that other relevant date.

Notwithstanding these alternative arrangements, discontinuation of trading on the relevant exchange in the Commodity Futures Contract may adversely affect the value of the notes.

If at any time the method of calculating the Contract Price of the Commodity Futures Contract or successor commodity futures contract, as applicable, is changed in a material respect by the relevant exchange or any other relevant exchange or market for the successor commodity futures contract, or if the reporting thereof is in any other way modified so that that Contract Price does not, in the opinion of the calculation agent, fairly represent the value of the Commodity Futures Contract or successor commodity futures contract, as applicable, the calculation agent will, at the close of business in New York City on each day on which the Contract Price for the Commodity Futures Contract or successor commodity futures contract, as applicable, is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value for the Commodity Futures Contract or successor commodity futures contract, as applicable. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to DTC, as holder of the notes.

Market-Linked One Look Notes	A-3